Exhibit 10.1

Execution Copy

______________________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

NORTHERN BORDER PIPELINE COMPANY

and

TRANSCANADA PIPELINE USA LTD.

Dated as of August 28, 2008

______________________________________________________________________________

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1

ARTICLE II AGREEMENT TO SELL AND PURCHASE	4
2.1	Sale and Purchase	4
2.2	Closing	5
2.3	Effective Date; Development Costs	5
2.4	Conditions to Obligations of Purchaser	5
2.5	Conditions to Obligations of Seller	6
2.6	Purchase Price Allocation for Tax Purposes	6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER	6
3.1	Organization	6
3.2	Organization and Qualification of Bison	6
3.3	Authority	7
3.4	Ownership	7
3.5	No Conflicts or Violations; Consents	7
3.6	Certain Proceedings	8
3.7	Brokers or Finders	8
3.8	Taxes	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	8
4.1	Organization	8
4.2	Authority	8
4.3	No Conflicts or Violations; Consents	8
4.4	Certain Proceedings	9
4.5	Brokers or Finders	9
4.6	Investment Intent; Access	9

ARTICLE V COVENANTS OF THE PARTIES	9
5.1	Expenses	9
5.2	Pathfinder Project	10
5.3	Northern Border Pipeline Company Capacity	10
5.4	Discussions with Shippers	10
5.5	Further Assurances	10
5.6	Tax Matters	10

ARTICLE VI INDEMNIFICATION; REMEDIES	12
6.1	Survival of Representations, Warranties and Covenants	12
6.2	Indemnification and Payment of Damages by Seller	13
6.3	Indemnification and Payment of Damages by Purchaser	13
6.4	Limitations on Indemnification	13
6.5	No Security Holder Liability	13

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i

ARTICLE VII GENERAL PROVISIONS	14
7.1	Public Announcements	14
7.2	Confidentiality	14
7.3	Notices	14
7.4	Waiver	15
7.5	Entire Agreement and Modification	15
7.6	Assignments; Successors; No Third-Party Rights	15
7.7	Severability	16
7.8	Article and Section Headings; Construction	16
7.9	Time of Essence	16
7.10	Enforcement	16
7.11	Governing Law	16
7.12	Counterparts	17
7.13	No Other Representations; Disclaimers	17
7.14	Waiver of Certain Damages	17

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ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2008, by and between Northern Border Pipeline Company, a Texas general partnership (“Seller”), and TransCanada PipeLine USA Ltd., a Nevada corporation (“Purchaser”).

RECITALS

WHEREAS, Seller is the sole member of Bison Pipeline LLC, a Delaware limited liability company (“Bison”), and desires to sell its 100% membership interest in Bison (the “Interest”) to Purchaser on the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to purchase the Interest from Seller on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I.

“Affiliate” means, with respect to any Person, (a) each Person controlled by such Person, (b) each Person that controls such Person and (c) each Person that is under common control with such Person.

“Alternate Agreements” has the meaning given to such term in Section 2.1.

“Anadarko” means Anadarko Energy Services Company, a Delaware corporation.

“Approval Date” has the meaning given to such term in Section 5.2.

“Bison” has the meaning given to such term in the recitals.

“Bison Agreement” has the meaning given to such term in Section 3.2.

“Bison Open Season” means the terms and conditions defining the service to be provided on the Bison Project and posted on the Seller’s website.

“Bison Project” means the pipeline project being developed by Bison to transport natural gas from the Powder River Basin to the Seller’s pipeline system and having FERC Docket No. PF08-23-000.

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, permit, ratification, waiver, order or other authorization.

“Contemplated Transactions” means the purchase and sale of the Interest and the performance by Seller and Purchaser of their other obligations under this Agreement.

“Damages” means all damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs and costs of investigation, defense and reasonable attorneys’ fees and expenses) actually incurred, but specifically excluding special, incidental, consequential and punitive damages, as reduced by any insurance recoveries received in respect thereof.

“Dollars” means United States Dollars.

“FERC’ means the Federal Energy Regulatory Commission.

“Governmental Body” means any:

(a)	nation, state, county, city, town, district or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or

(d)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indemnity Period” has the meaning given to such term in Section 6.1.

“Initial Payment” has the meaning given to such term in Section 2.1.

“Interest” has the meaning given to such term in the recitals.

“Knowledge” means, with respect an individual’s knowledge of a particular fact or other matter, that such individual is actually aware of such fact or other matter, and with respect to the knowledge of a Person other than an individual of a particular fact or other matter, that any individual who is serving as a director, manager or executive officer of such Person is actually aware of such fact or other matter.

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“Legal Requirement” means any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, regulation, statute or treaty applicable to a Person.

“Liability” means any liability (whether absolute or contingent, liquidated or unliquidated, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” has the meaning given to such term in Section 3.4.

“MERC” means Minnesota Energy Resources Corporation, a Delaware corporation.

“MMBtu” means one million British thermal units.

“MMcf” means one million cubic feet of natural gas.

“Pathfinder Project” means the pipeline construction and development project proposed by Purchaser that upon completion will transport natural gas from Meeker, Colorado and/or Wamsutter, Wyoming to the Seller’s pipeline system, terminating at a point near the Seller’s compression station in Morton County, North Dakota and that has FERC Docket No. PF08-22-000.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint stock company, joint venture, estate, trust, association, organization, other entity or Governmental Body.

“Post-Closing Payment” has the meaning given to such term in Section 2.1.

“Post-Effective Date Development Costs” has the meaning given to such term in Section 2.3.

“Pre-Effective Date Development Costs” has the meaning given to such term in Section 2.3.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning given to such term in Section 2.1.

“Purchaser” has the meaning given to such term in the preamble.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” has the meaning given to such term in Section 4.6.

“Seller” has the meaning given to such term in the preamble.

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“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Threatened” means that a demand or statement has been made in writing, or any notice has been given in writing, asserting that a claim, Proceeding, dispute, action or other matter may be commenced or taken in the future.

“Transfer Taxes” has the meaning given to such term in Section 5.6(b).

“Williams” means Williams Gas Marketing, Inc., a Delaware corporation

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

2.1           Sale and Purchase.

Subject to the terms and conditions hereof, at the Closing Seller hereby agrees to sell the Interest to Purchaser, and Purchaser agrees to purchase the Interest from Seller, for a total purchase price of Twenty Million Dollars (US$20,000,000) (the “Purchase Price”).  Purchaser agrees that it will pay the Purchase Price as follows:  (a) Thirteen Million Five Hundred Thousand Dollars (US$13,500,000) (the “Initial Payment”) shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to an account designated in writing to Purchaser by Seller and (b) Six Million Five Hundred Thousand Dollars (US$6,500,000) (the “Post-Closing Payment”) shall be paid by Purchaser to Seller, by wire transfer of immediately available funds to an account designated in writing to Purchaser by Seller, within ten (10) days of the earlier to occur of (i) the satisfaction, expiration, termination or waiver by MERC, by August 29, 2008, of the contingency set forth in MERC’s Anchor Shipper Offer Sheet, which is attached to Exhibit B to the Precedent Agreement for Firm Natural Gas Transportation Service dated May 22, 2008 by and between MERC and Bison or (ii) the execution, on or before the Approval Date, of one or more third-party firm transportation precedent agreements with an aggregate maximum delivery quantity of at least 50 MMcf per day from the Powder River Basin on terms and conditions no less favorable than those offered to shippers in the Bison Open Season and having no material conditions outstanding or not otherwise satisfied, other than conditions that are within the control of Purchaser (the “Alternate Agreements”); provided that such Alternate Agreements may include a firm transportation precedent agreement by MERC to transport at least 50 MMcf per day on either the Bison Project or the Pathfinder Project that is a substitute arrangement for that described in clause (i) of this sentence if such agreement by MERC contains terms and conditions no less favorable than those offered to shippers in the Bison Open Season and has no material conditions outstanding or not otherwise satisfied, other than conditions that are within the control of Purchaser.  For the avoidance of doubt, it is acknowledged and agreed that Purchaser will only be required to pay the Post-Closing Payment upon satisfaction of the conditions set forth in either of clauses (b)(i) or (ii) of this Section 2.1, and that if the conditions set forth in neither of such clauses are satisfied, the Purchase Price will consist only of the Initial Payment.

2.2           Closing.

The closing of the sale and purchase of the Interest under this Agreement (the “Closing”) shall take place at 10:00 a.m. Omaha, Nebraska time on August 29, 2008, at the offices of Seller, 13710 FNB Parkway, Omaha, Nebraska 68154, or at such other time or place as Seller and Purchaser may mutually agree (such date is hereinafter referred to as the “Closing Date”).  At the Closing, subject to the terms and conditions hereof, Seller and Purchaser will deliver an executed Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A hereto with respect to the Interest to be purchased at the Closing by Purchaser, upon payment of the Initial Payment by wire transfer of immediately available funds to an account designated in writing to Purchaser by Seller.

2.3           Effective Date; Development Costs.

Regardless of the Closing Date, the Contemplated Transactions shall have an effective date of July 31, 2008.  Seller shall assume and pay all development costs and expenses relating to the Bison Project that are incurred by Bison or by Seller on behalf of Bison at any time prior to 12:00 a.m. CDT on August 1, 2008 (“Pre-Effective Date Development Costs”).  Purchaser shall assume and pay all reasonable and documented development costs and expenses relating to the Bison Project that are incurred by Bison or by Seller on behalf of Bison at any time commencing after 12:00 a.m. CDT on August 1, 2008 (“Post-Effective Date Development Costs”), provided that the Closing occurs.  On or before the date that is ninety (90) days after the Closing Date, Seller shall provide to Purchaser a written accounting of all Pre-Effective Date Development Costs and Post-Effective Date Development Costs, and shall identify those Post-Effective Date Development Costs already paid by Bison or by Seller on behalf of Bison.  Purchaser shall reimburse Seller, by wire transfer of immediately available funds to an account designated in writing to Purchaser by Seller, for all Post-Effective Date Development Costs paid by Bison or by Seller on behalf of Bison within ten (10) days of Seller’s receipt of such written accounting.

2.4           Conditions to Obligations of Purchaser.

Purchaser’s obligation to purchase the Interest at the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

    (a)           Approval by Purchaser.  The Board of Directors of Purchaser shall have authorized and approved (a) the execution, delivery and performance by Purchaser of this Agreement and the Contemplated Transactions and (b) the Bison Project.  Purchaser acknowledges that this condition has been satisfied.

   (b)           Certain Proceedings.  No Proceeding shall have been commenced against Seller or Bison that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

    (c)           ONEOK Letter.  Seller shall have delivered to Purchaser a letter from ONEOK Partners Intermediate Limited Partnership in the form of Exhibit B attached hereto.

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    (d)           Closing Documents.  Seller shall have delivered to Purchaser, at the Closing, (i) an Assistant Secretary’s Certificate, reasonably satisfactory to Purchaser, certifying the approvals described in Section 2.5(a), (ii) an Officers’ Certificate, signed by two duly authorized officers of the operator of Seller, stating that the representations and warranties of Seller contained herein are true and correct as of the Closing Date as if made on the Closing Date and that Seller has performed all of its covenants and obligations set forth herein that are to be performed by it at or before the Closing, and (iii) pursuant to Section 1445 of the Code, a tax certificate that (1) states that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate and (2) provides Seller’s employer identification number and address.

2.5           Conditions to Obligations of Seller.

Seller’s obligation to sell the Interest at the Closing is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

    (a)           Approval by Seller.  The Management Committee of Seller shall have authorized and approved the execution, delivery and performance by Seller of this Agreement and the Contemplated Transactions.

    (b)           Certain Proceedings.  No Proceeding shall have been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

    (c)           Closing Documents.  Purchaser shall have delivered to Seller, at the Closing, (i) a Certificate, reasonably satisfactory to Seller, certifying the approvals described in Section 2.4(a) and (ii) an Officers’ Certificate, signed by two duly authorized officers of Purchaser, stating that the representations and warranties of Purchaser contained herein are true and correct as of the Closing Date as if made on the Closing Date and that Purchaser has performed all of its covenants and obligations set forth herein that are to be performed by it at or before the Closing.

2.6           Purchase Price Allocation for Tax Purposes.

Within one hundred eighty (180) days after the Closing Date, Purchaser shall provide to Seller a copy of Internal Revenue Service Form 8594 and any required exhibits thereto with Purchaser’s prepared allocation of the Purchase Price.  Purchaser and Seller agree to make all reasonable efforts to file all Tax Returns of both Purchaser and Seller consistently with this allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

3.1           Organization.

Seller is a general partnership duly formed, validly existing and in good standing under the laws of the State of Texas.

3.2           Organization and Qualification of Bison.

Bison is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to conduct business, duly registered or qualified and in good standing under the laws of each jurisdiction where the nature of its assets or business requires it to be so authorized, registered or qualified, except where the failure to be so authorized, registered or qualified would not reasonably be expected to impair Seller’s ability to consummate the Contemplated Transactions.  Bison has the full limited liability company power and authority to own or hold its properties and assets and to carry on its business as currently conducted.  Seller has delivered to Purchaser correct and complete copies of the Certificate of Formation of Bison, the Limited Liability Company Agreement, dated March 27, 2008, of Bison (the “Bison Agreement”), and any other organizational documents of Bison.

3.3           Authority.

Seller has the full partnership power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary partnership action.  Assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) laws relating to the availability of equitable remedies.

3.4           Ownership.

Seller is the sole member of Bison and the legal and beneficial owner of the Interest, which has been duly and validly authorized and issued in accordance with the Bison Agreement; Seller owns such membership interest free and clear of all liens, encumbrances, security interests, equities, charges or claims (collectively, “Liens”); and at the Closing, upon payment of the Purchase Price, Seller will deliver to Purchaser good, valid and marketable title to the Interest, free and clear of any Liens.  Except (a) as provided in the Bison Agreement, (b) as provided in Anadarko’s Precedent Agreement for Firm Natural Gas Transportation Service, dated May 23, 2008, with Bison and (c) for the Contemplated Transactions, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, preemptive rights, exchange rights or other contracts or commitments to sell, subscribe for or purchase any equity interest in Bison, and there are no restrictions upon the transfer of the Interest.

3.5           No Conflicts or Violations; Consents.

Neither the execution and delivery of this Agreement by Seller nor the performance by Seller of its obligations hereunder (a) conflicts or will conflict with, or constitutes or will constitute a violation of, the general partnership agreement of Seller, certificate of formation of Seller or Bison, limited liability company agreement of Bison or other organizational document of Seller or Bison, (b) conflicts or will conflict with, constitutes or will constitute a breach of or default under (or an event that, with notice or lapse of time or both, would constitute such a breach of or default under), or provides or will provide any party the right to accelerate, terminate, modify or cancel, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller or Bison is a party, by which either of them is bound or to which any of their properties or assets is subject, (c) violates or will violate any statute, law, ordinance, regulation, order, judgment, decree or injunction of any court or Governmental Body to which Seller, Bison or any of their properties or assets may be subject or (d) will result in the creation or imposition of any Lien upon the Interest or any of the property or assets of Seller or Bison.  Neither Seller nor Bison is required to provide any notice to or obtain any Consent from any Person in connection with the consummation of the Contemplated Transactions, except for such notices or Consents where the failure to provide such notice or obtain such Consent would not reasonably be expected to impair its ability to consummate the Contemplated Transactions.

3.6           Certain Proceedings.

There is no pending Proceeding that has been commenced against Seller or Bison that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Seller, no such Proceeding has been Threatened.

3.7           Brokers or Finders.

Seller and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.8           Taxes.

Except as would not reasonably be expected to have a material adverse effect, (a) Seller has filed, or caused to be filed, all Tax Returns required to be filed by Bison or with respect to its assets or operations on a timely basis (taking into account all extensions of due dates), (b) all such Tax Returns were complete and correct, (c) all Taxes owed by Bison which are or have become due have been timely paid in full, (d) there are no Liens on the Interest or any of Bison’s assets that arose in connection with any failure (or alleged failure) to pay any Tax on any such assets or with respect to the Interest, other than Liens for Taxes not yet due and payable, (e) there is no pending action, proceeding or, to the Knowledge of Seller, investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Bison or its assets, (f) Bison, since its inception, has been disregarded as an entity separate from Seller for federal income tax purposes under Treasury Regulations 3017701-2 and -3 and any comparable provisions of state and local jurisdictions that permit such treatment and (g) there is no tax allocation agreement or tax sharing agreement to which Bison is a party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.1           Organization.

Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2           Authority.

Purchaser has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser have been duly and validly authorized by all necessary corporate action.  Assuming the due and valid authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) laws relating to the availability of equitable remedies.

4.3           No Conflicts or Violations; Consents.

Neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder (a)conflicts or will conflict with, or constitutes or will constitute a violation of, the certificate or articles of incorporation, bylaws or other organizational document of Purchaser, (b) conflicts or will conflict with, constitutes or will constitute a breach of or default under (or an event that, with notice or lapse of time or both, would constitute such a breach of or default under), or provides or will provide any party the right to accelerate, terminate, modify or cancel, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Purchaser is a party, by which Purchaser is bound or to which any of its properties or assets is subject, (c) violates or will violate any statute, law, ordinance, regulation, order, judgment, decree or injunction of any court or Governmental Body to which Purchaser or any of its properties or assets may be subject or (d) will result in the creation or imposition of any Lien upon any of the property or assets of Purchaser.  Purchaser is not required to provide any notice to or obtain any Consent from any Person in connection with the consummation of the Contemplated Transactions, except for such notices or Consents where the failure to provide such notice or obtain such Consent would not reasonably be expected to impair its ability to consummate the Contemplated Transactions.

4.4           Certain Proceedings.

There is no pending Proceeding that has been commenced against Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of Purchaser, no such Proceeding has been Threatened.

4.5           Brokers or Finders.

Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.6           Investment Intent; Access.

Purchaser acknowledges that (a) the Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and (b) Seller has disclosed to Purchaser that the Interest may not be resold absent such registration or unless an exemption from registration is available.  Purchaser is acquiring the Interest for its own account, for investment purposes only and not with a view to its distribution within the meaning of the Securities Act.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Contemplated Transactions.  Seller has made available to Purchaser and its Representatives the opportunity to ask questions of the officers and Representatives of Seller, to engage in diligence and to acquire such additional information about the business, assets and financial condition of Seller as Purchaser has requested, and all such requested information has been received by Purchaser.

ARTICLE V

COVENANTS OF THE PARTIES

5.1           Expenses.

Except as contemplated by Section 2.3, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, counsel, accountants and other Representatives.

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5.2           Pathfinder Project.

Provided that (a) Bison has entered into firm transportation precedent agreements with respect to the Bison Project with an aggregate maximum delivery quantity of at least 405 MMcf per day and that have no material conditions outstanding or not otherwise satisfied by August 31, 2008 (unless otherwise extended by Purchaser), other than conditions that are within the control of Purchaser, and (b) Purchaser has not, by September 30, 2008 (or such other later date agreed to by the Bison and Pathfinder shippers) (the “Approval Date”), received management approval to proceed with the Pathfinder Project, Purchaser will, subject to the rights and obligations of Bison set forth in the Precedent Agreements for Firm Natural Gas Transportation Service executed with the Bison shippers, use commercially reasonable efforts to complete the Bison Project and place it in-service during the fourth quarter of 2010.

5.3           Northern Border Pipeline Company Capacity.

Subject to Seller’s tariff and applicable law, Seller shall use commercially reasonable efforts to assist Purchaser after the Closing by marketing existing capacity on Seller’s pipeline system and the potential expansion of its pipeline system to shippers, including, but not limited to, shippers on the Bison Project and/or the Pathfinder Project.  Commercially reasonable efforts shall consist of (a) the continuation at least until September 30, 2008 of the offer to all shippers of a discounted reservation rate on Seller’s pipeline system of US$0.23 per MMBtu for transportation from Port of Morgan to Ventura for a ten (10) year commitment, (b) initiating the applicable right of first refusal process for capacity on Seller’s pipeline system to Chicago during the month of September 2008 and (c) Seller offering the market, including, but not limited to, shippers on the Bison Project and/or the Pathfinder Project, an open season having a bid period during the month of August 2008 proposing the expansion of Seller’s pipeline system for transportation on Seller’s pipeline system to Chicago for a ten (10) year commitment with a targeted in-service date of the fourth quarter of 2010, or as soon as practicable thereafter.  Such capacity shall be offered at a rate that the Seller reasonably believes to be marketable; provided that Seller’s obligation under this Agreement to undertake any such expansion shall be subject to a fair and reasonable return analysis by Seller relating to the expected economics of any such expansion and the approval of its Management Committee.

5.4           Discussions with Shippers.

Seller shall assist Purchaser in discussions with the existing shippers on the Bison Project in order to assist with the satisfaction of the outstanding conditions precedent under such shippers’ firm transportation precedent agreements and encourage their participation in the Pathfinder Project; provided that Seller’s obligations pursuant to this Section 5.4 shall be expressly limited to participating in conversations and shall not include any obligation to undertake or incur any liabilities or expenses or to make concessions of any kind to shippers.

5.5           Further Assurances.

Each party agrees (a) to furnish upon request to the other party such further information, (b) to execute and deliver to the other party such other documents and (c) to do such other acts and things, in each case as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

5.6           Tax Matters.

The following provisions shall govern the allocation of responsibility between Seller and Purchaser for certain Tax matters following the Closing Date:

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         (a)     Tax Returns.

 (i)           Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Bison for periods ending on or before the Closing Date that are required to be filed after the Closing Date, and shall be responsible for the timely payment (and entitled to any refund) of Taxes due with respect to the period covered by such Tax Returns.

 (ii)           Seller shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Bison for periods which begin before the Closing Date and end after the Closing Date, shall furnish a copy of such Tax Return to Purchaser.  Seller shall be responsible for the timely payment of Taxes due with respect to the period covered by such Tax Return allocable to the period prior to and including the Closing Date, and Purchaser shall be responsible for the timely payment of Taxes due with respect to the period after the Closing Date.

 (iii)           To the extent permitted by law or administrative practice, the taxable year of Bison shall end on and include the Closing Date.  Whenever it is necessary to determine the liability for Taxes of Bison for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

 (iv)           Any Tax Return to be prepared pursuant to the provisions of this Section 5.6 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in law or fact.  Purchaser shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

   (b)        Transfer Taxes.  Purchaser shall be responsible for the payment of all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the Contemplated Transactions (collectively, “Transfer Taxes”).

   (c)        Access to Information.  After the Closing Date, Seller shall grant to Purchaser (or its designees) access at all reasonable times to all of the information, books, and records relating to Bison within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Purchaser (or its designees) the right (at Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.  After the Closing Date, Purchaser shall grant or cause Bison to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to Bison within the possession of Purchaser or Bison (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

   (d)        Survival.  Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until ninety (90) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.

   (e)        Conflict.  In the event of a conflict between the provisions of this Section 5.6 and any other provisions of this Agreement, the provisions of this Section 5.6 shall control.

   (f)         Tax Indemnity.

(i)           Seller shall be liable for, and shall indemnify and hold Bison and Purchaser and its Affiliates harmless from, any Taxes (other than Transfer Taxes) (1) imposed on or incurred by or with respect to Bison or its assets with respect to the period prior to and including the Closing Date, (2) attributable to a breach by Seller of any covenant with respect to Taxes in this Agreement or (3) attributable to a breach of Seller’s representations and warranties in Section 3.8.

(ii)           Purchaser shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from, any Taxes (including Transfer Taxes) attributable to a breach by Purchaser of any covenant with respect to Taxes in this Agreement.

(iii)           If Purchaser or its Affiliates receive a refund of any Taxes that Seller is responsible for hereunder, or if Seller or its Affiliates receive a refund of any Taxes that Purchaser is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder.  The parties shall cooperate in order to take all necessary steps to claim any such refund.

ARTICLE VI

INDEMNIFICATION; REMEDIES

6.1           Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants set forth in this Agreement shall survive until the expiration of the period (the “Indemnity Period”) that commences on the Closing Date and terminates on the date that is one hundred eighty (180) days after the Closing Date, at which time they will expire; provided, however, that the Indemnity Period with respect to the covenant set forth in Section 5.2 shall extend until January 15, 2011; and provided, further, that the Indemnity Period with respect to the representations and warranties set forth in Section 3.8 and the covenants set forth in Section 5.6 shall extend until ninety (90) days after the expiration of the applicable statute of limitations.  Neither party shall have any liability (for indemnification or otherwise) with respect to any representation or warranty, or any covenant or obligation to be performed or complied with by it hereunder, unless on or before the expiration or termination of the Indemnity Period, the other party notifies such party of a claim, specifying the factual basis of that claim in reasonable detail to the extent then known by it.

6.2           Indemnification and Payment of Damages by Seller.

Subject to the limitations set forth in this Article VI, Seller shall indemnify Purchaser and its Representatives and Affiliates for, shall hold Purchaser and its Representatives and Affiliates harmless from, and shall pay to Purchaser and its Representatives and Affiliates the amount of, any Damages arising from or in connection with (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or (b) any breach of any covenant or agreement of Seller in this Agreement.

6.3           Indemnification and Payment of Damages by Purchaser.

Subject to the limitations set forth in this Article VI, Purchaser shall indemnify Seller and its Representatives and Affiliates for, shall hold Seller and its Representatives and Affiliates harmless from, and shall pay to Seller and its Representatives and Affiliates the amount of, any Damages arising from or in connection with (a) any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or (b) any breach of any covenant or agreement of Purchaser in this Agreement.

6.4           Limitations on Indemnification.

Neither party shall have any liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or agreement made in this Agreement until the total of all Damages asserted by the other party with respect to all such matters exceeds $500,000 in the aggregate, and then the liable party shall be liable for such Damages only to the extent they exceed such amount.  The limitations set forth in the preceding sentence shall not apply to a breach of the representations and warranties set forth in Section 3.8 or the covenants set forth in Section 5.6, any fraudulent representations and warranties made in this Agreement or any willful breach of any covenant or agreement made in this Agreement, and the liable party shall be liable for all Damages with respect thereto.  In no event shall the aggregate liability of either party for breach of its representations, warranties, covenants and agreements exceed fifteen percent (15%) the Purchase Price, except in the case of fraud or a breach of representations and warranties set forth in Section 3.8 or the covenants set forth in Section 5.6.

6.5           No Security Holder Liability.

The parties acknowledge that the stockholders, members, and other security holders of Purchaser and Seller are not parties to this Agreement and that the representations, warranties, covenants and agreements made in this Agreement are provided only by Seller or Purchaser, as the case may be, to the other.  The parties agree that neither party shall have recourse (including for indemnification or otherwise) against any officer, director, stockholder, member, manager or security holder of the other party under or in connection with this Agreement.

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ARTICLE VII

GENERAL PROVISIONS

7.1           Public Announcements.

The initial press release or releases to be issued in connection with the Contemplated Transactions shall be agreed upon by the parties prior to the issuance thereof.  Otherwise, prior to the Closing, neither party shall, without the other party’s prior written consent (which shall not be unreasonably withheld or delayed) or unless permitted by the Confidentiality Agreement, dated July 18, 2008, between the parties or any amendments thereto or waivers therefrom, make any disclosure concerning this Agreement or the Contemplated Transactions to any Person other than (a) their respective members, managers, officers, directors or employees who have a need to know in connection with this Agreement or (b) their respective counsel, public accountants and financial advisors.

7.2           Confidentiality.

.  Each party hereto shall hold, and shall cause its Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other Legal Requirements, and not use for its own advantage, any information about the other provided in or pursuant to this Agreement, except to the extent that such information can be shown to have been generally available to the public other than as a result of a disclosure by such party or its Representatives.

7.3           Notices.

All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile transmission (with written confirmation of receipt), provided that a copy is also mailed or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party):

Seller:

Northern Border Pipeline Company
P.O. Box 542500
Omaha, NE 68154-8500
Attention:  Eva Neufeld
Facsimile No.: (402) 492-7480

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas  77002
Attention:  Mike O’Leary
Facsimile No.: (713) 238-7130

HOU:2825092.15

and

ONEOK Partners, L.P.
100 West 5th Street
Tulsa, Oklahoma 74103-4298
Attention:  General Counsel
Facsimile No.:  (918) 588-7971

Purchaser:

TransCanada PipeLine USA Ltd.
717 Texas Avenue, Suite 2400
Houston, Texas 77252-2446
Attention: Kelly Jameson
Facsimile No.:  (713) 420-6548

with a copy (which shall not constitute notice) to:

TransCanada PipeLines Limited
 450 1st Street SW
Calgary, Alberta
Canada
Attention:  Ron Anderson
Facsimile No.:  (403) 920-2363

7.4           Waiver.

Neither the failure to exercise, nor any delay in exercising, any right, power or privilege by either party under this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, except as otherwise expressly provided herein, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

7.5           Entire Agreement and Modification.

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by each of the parties.

7.6           Assignments; Successors; No Third-Party Rights.

Neither party may assign any of its rights under this Agreement without the prior consent of the other party; provided that Purchaser may assign its rights to any Affiliate of Purchaser without Seller’s consent so long as Purchaser remains obligated to Seller pursuant to the terms and conditions of this Agreement and such Affiliate expressly assumes the obligations of Purchaser hereunder.  Any attempted assignment of this Agreement or any of the rights hereunder in violation of the foregoing shall be voidable by the non-assigning party.  Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

7.7           Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

7.8           Article and Section Headings; Construction.

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Section” refer to the corresponding Article or Section of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The terms and provisions of this Agreement represent the results of negotiations between the parties, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby waive the application, in connection with the interpretation and construction of this Agreement, of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

7.9           Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.10           Enforcement.

Each party agrees that it will not bring any action against the other party hereto relating to this Agreement in any court other than the United States District Court for the District of Delaware or a Delaware state court located in Wilmington, Delaware.  Each party (a) submits unconditionally to the exclusive jurisdiction of the state and federal courts located in Wilmington, Delaware, (b) waives and agrees not to assert any objection to the venue of any proceeding in any such court and agrees not to assert that any such court provides an inconvenient forum and (c) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement.

7.11           Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to conflicts of laws principles that would apply any other law.

7.12           Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

7.13           No Other Representations; Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND AGREEMENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO THE INTEREST, BISON, ITS ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III HEREOF.  IN PARTICULAR, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTION, FORECAST OR FORWARD-LOOKING STATEMENT.

7.14           Waiver of Certain Damages.

IN NO EVENT WILL EITHER PARTY OR ITS SECURITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, MANAGERS, AGENTS OR REPRESENTATIVES BE LIABLE TO THE OTHER PARTY OR ITS SECURITY HOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS, MANAGERS, AGENTS OR REPRESENTATIVES UNDER THIS AGREEMENT AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

[Signature page follows]

HOU:2825092.15

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement as of the date first set forth above.

SELLER:

Northern Border Pipeline Company

By:	TransCanada Northern Border Inc.,
its Operator

By:	/s/ Paul F. Miller
Name:	Paul F. Miller
Title:	Vice President and General Manager

By:	/s/ Patricia M. Wiederholt
Name:	Patricia M. Wiederholt
Title:	Principal Financial Officer and Controller

PURCHASER:

TransCanada PipeLine USA Ltd.

By:	/s/ Donald R. Marchand
Name:	Donald R. Marchand
Title:	Treasurer

By:	/s/ Donald J.DeGrandis
Assistant Secretary